                                                                    EXHIBIT 2.1


                              ACQUISITION AGREEMENT

                                  BY AND AMONG

                          U.S. FRANCHISE SYSTEMS, INC.

                                   SDI, INC.,

                              USFS ACQUISITION CO.,

                            MERIDIAN ASSOCIATES, L.P.

                                       AND

                              HSA PROPERTIES, INC.


                            DATED SEPTEMBER 18, 2000

                                TABLE OF CONTENTS


RECITALS .........................................................................................................1

AGREEMENT.........................................................................................................2

ARTICLE 1
         DEFINED TERMS............................................................................................2

ARTICLE 2
         TENDER OFFER.............................................................................................2
                  Section 2.1       Tender Offer. ................................................................2
                  Section 2.2       Actions by SDI and Newco......................................................3
                  Section 2.3       Company Actions...............................................................4
                  Section 2.4       Board Representation..........................................................4
                  Section 2.5       Restricted Stock; Options.....................................................5

ARTICLE 3
         MERGER...................................................................................................5
                  Section 3.1       The Merger....................................................................5
                  Section 3.2       Effective Time; Filing of Certificate of Merger...............................6
                  Section 3.3       Certificate of Incorporation..................................................6
                  Section 3.4       Bylaws........................................................................6
                  Section 3.5       Directors and Officers........................................................6
                  Section 3.6       Additional Actions............................................................6
                  Section 3.7       Time and Place of Closing.....................................................6

ARTICLE 4         CONVERSION OF SECURITIES........................................................................7
                  Section 4.1       Merger Consideration..........................................................7
                  Section 4.2       Exchange of Certificates. ....................................................7
                  Section 4.3       Stock Transfer Books..........................................................9
                  Section 4.4       Dissenters' Rights............................................................9

ARTICLE 5
         CONDITIONS..............................................................................................10
                  Section 5.1       Conditions to the Offer......................................................10
                  Section 5.2       Conditions to the Merger.....................................................12

ARTICLE 6
         COVENANTS PENDING THE CLOSING...........................................................................12
                  Section 6.1       Interim Operations of the Company............................................12
                  Section 6.2       Negative Covenants...........................................................13
                  Section 6.3       Approval by the Company's Stockholders.......................................15
                  Section 6.4       Filings; Other Action........................................................16
                  Section 6.5       Access.......................................................................16

                  Section 6.6       Notification of Certain Matters.  ...........................................16
                  Section 6.7       Publicity....................................................................17
                  Section 6.8       Reasonable Efforts...........................................................17
                  Section 6.9       Vesting of Restricted Stock and Stock Options................................17

ARTICLE 7
         REPRESENTATIONS AND WARRANTIES..........................................................................17
                  Section 7.1       Representations and Warranties of Investors. ................................17
                  Section 7.2       Representations and Warranties of the Company................................19

ARTICLE 8
         INDEMNIFICATION AND INSURANCE...........................................................................25
                  Section 8.1       Charter and Bylaws...........................................................25
                  Section 8.2       Indemnity....................................................................25
                  Section 8.3       Insurance....................................................................26
                  Section 8.4       Survival.....................................................................26

ARTICLE 9
         TERMINATION.............................................................................................27
                  Section 9.1       Termination by Mutual Consent................................................27
                  Section 9.2       Termination by Either Party..................................................27
                  Section 9.3       Termination by Investors.....................................................27
                  Section 9.4       Termination by the Company...................................................27
                  Section 9.5       Effect of Termination and Abandonment........................................27
                  Section 9.6       Liquidated Damages...........................................................27

ARTICLE 10
         RELEASE.................................................................................................28
                  Section 10.1      Company Release..............................................................28
                  Section 10.2      Investor Release.............................................................28

ARTICLE 11
         Miscellaneous Provisions................................................................................29
                  Section 11.1      Payment of Expenses..........................................................29
                  Section 11.2      Modification or Amendment....................................................29
                  Section 11.3      Waiver of Conditions; Non-Survival...........................................29
                  Section 11.4      Captions.....................................................................29
                  Section 11.5      Governing Law................................................................29
                  Section 11.6      Notices......................................................................29
                  Section 11.7      Entire Agreement.............................................................29
                  Section 11.8      Assignment; Binding Effect...................................................30
                  Section 11.9      Third Party Beneficiaries....................................................30
                  Section 11.10     Counterparts.................................................................30

                                                                            Page
Glossary
Exhibit A         Exchange Agreement
Exhibit B         Hawthorn Termination
Exhibit C         Aronson Agreement
Exhibit D         Separation Agreement

                              ACQUISITION AGREEMENT


         THIS ACQUISITION AGREEMENT (the "AGREEMENT") is made as of September 18, 2000, by and among U.S. Franchise Systems, Inc., a Delaware corporation (the "COMPANY"), SDI, Inc., a Nevada corporation ("SDI"), USFS Acquisition Co., a Delaware corporation ("NEWCO"), HSA Properties, Inc., a Delaware corporation ("HSA PROPERTIES"), and Meridian Associates, L.P., an Illinois limited partnership ("MERIDIAN").

                                    RECITALS

         A. The Company, SDI, Meridian, and HSA Properties are parties to the Recapitalization Agreement dated as of June 2, 2000 (the "RECAPITALIZATON AGREEMENT"), pursuant to which the Company would engage in a recapitalization transaction involving an offer by the Company to purchase a portion of its outstanding common stock.

         B. The Company, SDI, Meridian, and HSA Properties have decided to terminate the Recapitalization Agreement by their mutual agreement.

         C. Newco and the Company desire to engage in a transaction involving the merger of Newco with the Company following the completion of an offer by Newco to purchase outstanding common stock of the Company.

         D.   Simultaneously with the execution and delivery of this Agreement:
(i) Newco, Meridian, HSA Properties, Michael A. Leven and Andrea Leven are entering into an agreement in the form of EXHIBIT A attached hereto (the "EXCHANGE AGREEMENT"); (ii) the Company, Michael A. Leven, Neal Aronson, Meridian, and HSA Properties are entering into an agreement in the form of EXHIBIT B attached hereto (the "HAWTHORN TERMINATION"); (iii) Neal Aronson and Newco are entering into an agreement in the form of EXHIBIT C attached hereto (the "ARONSON AGREEMENT"); and (iv) Neal Aronson and the Company are entering into the Separation Agreement in the form of EXHIBIT D attached hereto (the "SEPARATION AGREEMENT").

         E. The board of directors of the Company (the "BOARD OF DIRECTORS") has duly approved this Agreement and the various other agreements and arrangements to which the Company is a party or which are otherwise contemplated by this Agreement.

         F. Banc of America Securities LLC ("BAS") has delivered a letter to the Board of Directors, in form and content reasonably acceptable to the Investors, expressing its opinion that the consideration to be received by the Company's stockholders (other than specified Persons as to which BAS has expressed no opinion) is fair from a financial point of view.

                                    AGREEMENT

         For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1
                                  DEFINED TERMS

         Capitalized terms and acronyms used herein as defined terms but not defined herein shall have the meanings given to them in the Glossary attached hereto.


                                    ARTICLE 2
                                  TENDER OFFER

         Section 2.1         TENDER OFFER. Pursuant to an Offer to Purchase
                        conforming to the requirements of applicable law, including the rules and regulations of the SEC, this Agreement and otherwise in customary form (the "OFFER TO PURCHASE"), and subject to the terms and conditions set forth in this Agreement, Newco will commence (within the meaning of Rule 14d-2 of the Exchange Act), and SDI will cause Newco to commence, as soon as practicable but not more than 10 Business Days after the execution hereof, an offer to purchase (the "OFFER") any and all of the outstanding shares of Class A Common Stock, $0.01 par value, of the Company (the "CLASS A COMMON STOCK"), and Class B Common Stock, $0.01 par value, of the Company (the "CLASS B COMMON STOCK" together with the Class A Common Stock collectively, the "SHARES") at a price of $5.00 per Share, net to the seller in cash, subject only to the condition (which may not be waived without the written consent of the Company) that there be tendered and not withdrawn the number of Shares that, together with the Shares owned by the Investors and their Affiliates, represents a majority of the outstanding Shares of the Company (the "MINIMUM CONDITION"), the conditions set forth in this Agreement, and applicable provisions of the Exchange Act. Newco will, and SDI will cause Newco to, accept for purchase and pay for all Shares duly tendered, commencing at the later of (such later date, as extended as permitted in this Agreement, being referred to herein as the "EXPIRATION DATE") (a) 20 Business Days following commencement of the Offer and
                        (b) 12:00 noon New York time on the first Business Day following the satisfaction or waiver of all conditions to Newco's obligation to purchase Shares. Notwithstanding the foregoing, SDI and Newco shall have the right to extend the Offer (i) from time to time, if, at the scheduled Expiration Date or any extended expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or waived, until such conditions are satisfied or waived; provided that if any of the conditions to the Offer is not satisfied or waived on the scheduled Expiration Date of the Offer, SDI and Newco shall extend the Offer unless such condition or conditions could not reasonably be expected to be satisfied on or prior to the Termination Date, (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law and (iii) for one or more subsequent offering periods of up to an additional 20 Business Days in the aggregate (collectively, the "SUBSEQUENT PERIOD") pursuant to Rule 14d-11 under the Exchange Act. Subject to the terms and conditions of the Offer in this Agreement, Newco shall, and SDI shall cause Newco to, accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as soon as possible after the expiration of the Offer; provided that Newco shall, and SDI shall cause Newco to, immediately accept and promptly pay for all Shares as they are tendered during the Subsequent Period, if the Minimum Condition is met. The Offer to Purchase and related documents distributed in connection with the Offer (the "OFFER DOCUMENTS") shall be consistent with the terms and conditions contained or referred to in this SECTION 2.1. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents prior to their being first published, sent or given to holders of Shares.

         Section 2.2       ACTIONS BY SDI AND NEWCO.

                  (a) As soon as reasonably practicable following the execution of this Agreement, SDI and Newco shall, and shall cause each other Person that is required to, file with the SEC a Tender Offer Statement and a Rule 13e-3 Transaction Statement on Schedule TO, including all exhibits thereto (together with all amendments and supplements thereto, the "SCHEDULE TO") with respect to the Offer, Merger and the other transactions contemplated hereby. The Schedule TO shall contain or incorporate by reference the Offer to Purchase and forms of the related letter of transmittal and any related documents (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements or amendments thereto, collectively, the "OFFER DOCUMENTS"). The Offer Documents shall comply in all material respects with the requirements of the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents prior to their being first published, sent or given to holders of Shares. On the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by SDI or Newco with respect to information supplied by the Company for inclusion in the Offer Documents. Each of SDI and Newco agrees to correct promptly, and the Company agrees to notify SDI promptly as to, any information provided by it for use in the Offer Documents, if and to the extent such information shall have become false or misleading in any material respect, and each of SDI and Newco further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to all of the holders of Shares, in each case as and to the extent required by applicable federal securities laws. SDI and Newco agree to provide the Company and its counsel in writing any comments SDI, Newco or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments. SDI and Newco shall use their respective reasonable best efforts to respond to such comments promptly and shall provide the Company copies of any written responses and telephonic notification of any verbal responses by SDI, Newco or their counsel.

                  (b) SDI shall provide or cause to be provided to Newco on a timely basis all the funds necessary to purchase any Shares that Newco becomes obligated to purchase pursuant to the Offer.

         Section 2.3         COMPANY ACTIONS. The Company consents to the Offer
                        and represents that (a) its Board of Directors (at a meeting duly called and held) consents to the Offer and has resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its stockholders and (b) BAS has delivered to the Board of Directors of the Company its opinion dated as of September 18, 2000, to the effect that the consideration to be paid in the Offer and the Merger is fair from a financial point of view to the holders of Shares (other than specific persons as to whom BAS has expressed no opinion). The Company agrees to file with the SEC immediately following the filing of the Schedule TO on the date of the commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "SCHEDULE 14D-9") in the form reviewed by Newco and its counsel, containing such recommendations, unless the Board of Directors shall have recommended to stockholders or authorized or approved an Alternative Proposal or a Superior Proposal. Newco and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its being first published, sent or given to holders of Shares and the
                        Schedule 14D-9 shall be in a form and substance reasonably satisfactory to Newco and its counsel. In connection with the Offer, the Company will promptly furnish, or request its transfer agent to furnish, Newco with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of Shares as of a recent date and shall furnish Newco with such information and assistance as Newco or its agents may reasonably request in communicating the Offer to the stockholders of the Company.

         Section 2.4         BOARD REPRESENTATION.

                        (a) Promptly upon the purchase of Shares pursuant to the Offer, Newco shall be entitled to designate such number of directors, rounded up to the next whole number, as will give Newco representation on the Board of Directors of the Company equal to the product of (i) the total number of directors on the Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares beneficially owned by the Investors (including Shares accepted for payment) bears to the number of Shares outstanding. The Company shall take all reasonable actions to permit Newco's designees to be elected or appointed to the Company's Board of Directors, including without limitation, increasing the size of the Board of Directors and/or securing the resignations of incumbent directors. The Company shall take at its expense all action necessary pursuant to Section 14(f) of the Exchange Act and then Rule 14f-1 under the Exchange Act in order to fulfill its obligations under this Section and shall include in the
                  Schedule 14d-9 or otherwise timely mail to its stockholders all necessary information to comply therewith.

                        (b) Following the election or appointment of Newco's designees pursuant to this Section and until the Effective Time, the approval of a majority of the directors of the Company then in office who are not designated by or otherwise affiliated with SDI shall be required to authorize, and such authorization shall constitute the authorization of the Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize, any termination of this Agreement by the Company, any amendment of this Agreement, any extension of time for performance of any obligation or action hereunder by SDI or Newco and any enforcement of or any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, unless any such amendment or waiver will not have an adverse effect on
                  (i) the rights of stockholders to receive the Merger Consideration on the terms of this Agreement (including the timing of such payment) or (ii) the rights of holders of Restricted Stock or holders of stock options under SECTION 2.5 (including the timing of any payment to be made to such holders pursuant to this Agreement).

         Section 2.5         RESTRICTED STOCK; OPTIONS. Immediately following
                        the consummation of the Offer, all shares of Restricted Stock will be deemed irrevocably vested and no longer subject to forfeiture and the holders of such shares of Restricted Stock shall be entitled to receive the Merger Consideration in accordance with Section 4.1(c) of this Agreement. The parties acknowledge that the purchase of Shares pursuant to the Offer shall constitute a "Change of Control," as described in the Stock Option Plan and that, as a result, upon the purchase of Shares pursuant to the Offer all stock options outstanding under the Stock Option Plan shall automatically be deemed exercisable and otherwise vested. At the Effective Time, all unexercised options to purchase shares of Common Stock of the Company outstanding pursuant to the Stock Option Plan and the Directors' Option Plan (whether or not then exercisable) shall cease to represent a right to acquire Shares and shall convert automatically into an amount of cash equal to the greater of (a) $.01 or (b) the amount, if any, by which the Merger Consideration exceeds the exercise price per share of such option, in either case multiplied by the number of Shares subject to such option.


                                    ARTICLE 3
                                     MERGER

         Section 3.1         THE MERGER. Upon the terms and subject to the
                        conditions set forth in this Agreement and in accordance with DGCL, at the Effective Time, Newco shall be merged with and into the Company (the "MERGER"), the separate corporate existence of Newco shall cease and the Company shall (a) be the surviving corporation in the Merger (in such capacity, the "SURVIVING CORPORATION"), (b) succeed to and assume all the rights and obligations of Newco in accordance with DGCL, and (c) continue its corporate existence under the laws of the State of Delaware. The Merger shall be pursuant to the provisions of, and shall be with the effect provided in DGCL. In accordance with DGCL, all of the rights, privileges, property, powers and franchises of the Company and Newco shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Newco shall become the debts, liabilities and duties of the Surviving Corporation.

         Section 3.2         EFFECTIVE TIME; FILING OF CERTIFICATE OF MERGER.
                        Subject to the terms of this Agreement, the parties shall cause the Merger to be consummated by filing a properly executed Certificate of Merger or other appropriate documents with the Secretary of State of the State of Delaware in accordance with the provisions of DGCL. The Merger shall become effective at the time of such filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date or time as Newco and the Company shall agree and specify in the Certificate of Merger (the "EFFECTIVE TIME").

         Section 3.3         CERTIFICATE OF INCORPORATION. At the Effective
                        Time, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Newco as in effect immediately prior to the Effective Time, until thereafter amended in accordance with its terms and DGCL, except that Article 1 thereof shall be amended to read as follows:

         FIRST.         The name of the corporation is U.S. Franchise Systems
         Inc. (the "CORPORATION").

         Section 3.4         BYLAWS. At the Effective Time, the Bylaws of the
                        Surviving Corporation shall be the Bylaws of Newco as in effect immediately prior to the Effective Time, until thereafter amended in accordance with their terms and DGCL.

         Section 3.5         DIRECTORS AND OFFICERS. At the Effective Time, the
                        directors of Newco and the officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation. Each director and officer of the Surviving Corporation shall hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until his or her death, resignation or removal or a successor is duly elected or appointed and qualified.

         Section 3.6         ADDITIONAL ACTIONS. If, at any time after the
                        Effective Time, the Surviving Corporation shall consider or be advised that consistent with the terms of this Agreement any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of either constituent corporation acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, each such constituent corporation and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of either constituent corporation to take any and all such action.

         Section 3.7         TIME AND PLACE OF CLOSING. The closing of the
                        Merger (the "CLOSING") shall take place at such place, at such time and not later than one business day following the satisfaction of all conditions to the Merger, or on such other date as the parties may mutually agree (the date of the Closing is hereinafter sometimes referred to as the "CLOSING DATE").


                                    ARTICLE 4
                            CONVERSION OF SECURITIES

         Section 4.1 MERGER CONSIDERATION. At the Effective Time, by virtue of the Merger and without any action on the part of Newco, the Company or the holders of any of the following securities:

                  (a) Each share of common stock, par value $0.01 per share, of Newco issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Each stock certificate of Newco evidencing ownership of any such shares of common stock of Newco shall, following the Merger, evidence ownership of the same number of shares of common stock of the Surviving Corporation.

                  (b) Each share of Company Class A Common Stock and Class B Common Stock owned by Newco immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                  (c) Each share of Company Class A Common Stock and Class B Common Stock that is issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock canceled pursuant to SECTION 4.1(b)), shall by virtue of the Merger and without any action on the part of the holder thereof become and be converted into the right to receive cash in the amount of $5.00 for each whole Share (the "MERGER CONSIDERATION").

                  (d) At the Effective Time, holders of Shares shall cease to be, and shall have no rights as, stockholders of the Company, other than to receive any dividend or other distribution with respect to such Shares with a record date occurring prior to the Effective Time and the Merger Consideration.

         Section 4.2    EXCHANGE OF CERTIFICATES.

                  (a) At or prior to the Effective Time, SDI shall deposit, or shall cause to be deposited, with a bank or trust company organized under the laws of the United States or any state thereof with capital surplus and undivided profits of at least $500 million and which is reasonably satisfactory to the Company (the "EXCHANGE AGENT") for the benefit of the holders of certificates representing the Shares ("COMPANY STOCK CERTIFICATES") for payment in accordance with this
         ARTICLE 4, through the Exchange Agent, an amount of cash equal to the Merger Consideration to be paid for Shares pursuant to this ARTICLE 4 (without any interest thereon), such cash being hereinafter referred to as the "EXCHANGE FUND"). The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest cash in the Exchange Fund, as directed by SDI, on a daily basis; provided that all such investments shall be in (1) obligations of, or guaranteed by, the United States of America, (2) commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard and Poor's Corporation, or (3) certificates of deposit of commercial banks with capital exceeding $1.0 billion. Any interest and other income resulting from such investments shall be paid to SDI.

                  (b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation will instruct the Exchange Agent to mail to each holder of record of Company Stock Certificates who has not previously surrendered his or her Company Stock Certificates (other than holders of any shares of Company Common Stock canceled pursuant to
         SECTION 4.1(b)) (1) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such holder's Company Stock Certificates shall pass, only upon proper delivery of the Company Stock Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (2) instructions for use in effecting the surrender of the Company Stock Certificates in exchange for cash in accordance with SECTION 4.1 (collectively, the "LETTER OF

         TRANSMITTAL").

                  (c) Upon the later of the Effective Time and the surrender of a Company Stock Certificate for cancellation (or the affidavits and indemnification regarding the loss or destruction of such certificates reasonably acceptable to the Surviving Corporation) to the Exchange Agent together with the Letter of Transmittal, duly executed, and such other customary documents as may be required pursuant thereto, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor, and the Exchange Agent shall deliver in accordance with the Letter of Transmittal, the Merger Consideration for each Share formerly evidenced by such Company Stock Certificate in accordance with SECTION 4.1, and the Company Stock Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, cash may be paid in accordance with this ARTICLE 4 to a transferee if the Company Stock Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this SECTION 4.2, each Company Stock Certificate (other than Dissenting Shares and Shares held in treasury, if any) shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration multiplied by the number of shares evidenced by such certificates.

                  (d) All cash paid upon the surrender of Company Stock Certificates in accordance with the terms of this ARTICLE 4 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Company Stock Certificates.

                  (e) Any portion of the Exchange Fund which remains undistributed to the holders of the Company Stock Certificates for 12 months after the Effective Time shall be delivered by the Exchange Agent to SDI, upon demand, and any holders of Company Stock Certificates who have not theretofore complied with this ARTICLE 4 shall thereafter look only to SDI for payment of their claim for the Merger Consideration.

                  (f) None of SDI, the Company, Newco or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Company Stock Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration and any cash payable to the holder of such Company Stock Certificate pursuant to SECTION 4.2(e) would otherwise escheat to, or become the property of, any governmental body or authority), any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                  (g) SDI, Newco and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

                  (h) If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate the Merger Consideration, pursuant to this ARTICLE 4.

                  (i) In the event this Agreement is terminated without the occurrence of the Effective Time, SDI shall, or shall cause the Exchange Agent to, return promptly any Company Stock Certificates theretofore submitted or delivered to the Exchange Agent, without charge to the Person who submitted such Company Stock Certificates.

         Section 4.3 STOCK TRANSFER BOOKS. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this ARTICLE 4, except as otherwise provided by law.

         Section 4.4 DISSENTERS' RIGHTS. Dissenting Shares, if required by DGCL, but only to the extent required thereby, shall not be converted into the right to receive the Merger Consideration, but the holders of Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of DGCL; provided that if any such holder shall have failed to perfect or shall withdraw or lose his or her right to appraisal and payment under DGCL, such holder's Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive such Merger Consideration as if such holder had made a non-election, without any interest thereon, and such shares shall no longer be Dissenting Shares. The Company shall give SDI, Newco and the Exchange Agent prompt notice of any claim by a stockholder for payment of fair value for Dissenting Shares as provided in
Section 262 of DGCL. Prior to the Effective Time, the Company will not, except with the prior written consent of SDI and Newco, make any payments with respect to, or settle or offer to settle, any such demands. Notwithstanding anything to the contrary contained in this Section, if the Merger is rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder's Dissenting Shares shall cease. The Surviving Corporation shall comply with all its obligations under the DGCL with respect to holders of Dissenting Shares.

         Section 4.5 MERGER WITHOUT MEETING OF STOCKHOLDERS. Notwithstanding the foregoing, in the event that Newco, or any other direct or indirect subsidiary of SDI, shall acquire at least 90% of the outstanding Shares, the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

                                    ARTICLE 5
                                   CONDITIONS

         Section 5.1         CONDITIONS TO THE OFFER. The obligation of Newco to
                        consummate the purchase of Shares pursuant to the Offer is subject to the fulfillment, at or before the Expiration Date, of the following conditions:

                  (a)        REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The
                        representations and warranties of the Company contained in SECTION 7.2(b) shall be true and correct in all material respects on and as of the Expiration Date with the same effect as though made at and as of such date. The other representations and warranties of the Company contained in SECTION 7.2 shall be true in all respects on and as of the Expiration Date (without regard to any "materiality" qualifications that may be contained in those representations and warranties or any exceptions for matters that would not reasonably be expected to have a Material Adverse Effect on the Company) with the same effect as though made at and as of such date, except (i) as affected by transactions permitted or contemplated by this Agreement; or (ii) where the event or condition that caused such representation and warranty to be untrue or the fact that it is untrue could not reasonably be expected to have a Material Adverse Effect on the Company. The Company shall have duly performed and complied in all respects with all agreements and covenants required by Section 6.1 and
                        Section 6.2 of this Agreement to be performed or complied with by it prior to or on the Expiration Date (without regard to materiality qualifications that may be contained in any such agreement or covenant or any exceptions for matters that would not reasonably be expected to have a Material Adverse Effect on the Company) except where the failure to so comply results from or results in an event or condition that could not reasonably be expected to have a Material Adverse Effect on the Company. The Company shall have duly performed and complied in all material respects with all other material agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Expiration Date.

                  (b) NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement, no change shall have occurred in the assets, financial condition or results of operations of the Company or its Subsidiaries, that could reasonably be expected to have a Material Adverse Effect on the Company, excepting changes attributable to the expected effects of matters known to the Investors as of the date hereof.

                  (c) JOINT DEFENSE AGREEMENT. The Joint Defense Agreement shall be in full force and effect, enforceable in accordance with its terms.

                  (d) LITIGATION. No preliminary or permanent injunction or other order issued by any United States federal or state court of competent jurisdiction in the United States prohibiting the consummation of the Offer shall be in effect.

                  (e) HSR ACT WAITING PERIOD. All applicable waiting periods under the HSR Act shall have expired or been terminated.

                  (f) MINIMUM CONDITION. The Minimum Condition shall have been satisfied.

                  (g) FAIRNESS OPINION. BAS shall not have withdrawn its fairness opinion relating to the transactions contemplated by this Agreement, as delivered to the Board of Directors prior to the execution of this Agreement, nor shall BAS have modified such opinion so as to make the form and content of such opinion no longer reasonably satisfactory to the Investors.

                  (h)   OTHER CONDITIONS.

                        (i) There shall not have occurred (a) any general suspension of trading in securities and, or limitation of prices for, securities on the New York Stock Exchange, Inc. or the Nasdaq Stock Market, (b) a declaration of a general banking moratorium or any suspension of payments in respect of banks in the United States; or (c) a declaration of war by the Congress of the United States; or in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof.

                        (ii) The Company shall not have publicly withdrawn,
                  modified or amended in any material respect its recommendation of acceptance of the Offer.

                        (iii) There shall not have been any statute, rule,
                  regulation, judgment, order, decree or injunction, promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or related transactions by or before any government or governmental authority or agency, domestic or foreign, that directly or indirectly (a) prohibits, or imposes any material limitations on, Newco's ownership or operation of all or a material portion of the Company's business or assets or (b) prohibits or makes illegal the acceptance for purchase of or payment for the Shares or the consummation of the Offer or related transactions.

                        (iv) This Agreement shall not have been terminated in
                  accordance with its terms.

         Section 5.2         CONDITIONS TO THE MERGER. The respective
                        obligations of each party to consummate the Merger are subject to the fulfillment of the following conditions:

                  (a) LITIGATION. No preliminary or permanent injunction or other order issued by any United States federal or state court of competent jurisdiction in the United States prohibiting the consummation of the Merger shall be in effect.

                  (b) VIOLATION OF LAW. Consummation of the Merger shall not result in violation of any applicable law, order or regulation of the United States or any of the several states or any foreign jurisdiction.

                  (c) STOCKHOLDER APPROVAL. If necessary to effect the Merger, the Merger shall have been approved by the requisite vote of stockholders of the Company.

                                    ARTICLE 6
                          COVENANTS PENDING THE CLOSING

         Section 6.1         INTERIM OPERATIONS OF THE COMPANY. Except as
                        contemplated hereby, during the period from the date of this Agreement to the Expiration Date, the Company shall, and shall cause each of its Subsidiaries to:

                  (a)        conduct its business only in the usual, regular and
                        ordinary course;

                  (b)        maintain all of its properties in normal repair,
                        order and condition, except for depreciation, ordinary wear and tear and damage by unavoidable casualty, except where the failure could not reasonably be expected to have a Material Adverse Effect on the Company;

                  (c)        maintain its books of account and records in the
                        usual, regular and ordinary manner;

                  (d)        use commercially reasonable efforts (without the
                        payment of or commitment to pay money (or other consideration that would be reportable at any time as taxable income to the recipient) for stay bonuses or similar inducements unless approved by Michael A. Leven and Steven Romaniello and, if the amount exceeds $1 million in the aggregate, Newco) to cause the key employees of the Company and its Subsidiaries to remain employed by the Company and its Subsidiaries as of the Expiration Date.

                  (e)        at all times cause to be done all things reasonably
                        necessary to maintain, preserve and renew its corporate existence and use commercially reasonable efforts to maintain all licenses, authorizations and permits necessary to the conduct of its businesses, except where the failure could not reasonably be expected to have a Material Adverse Effect on the Company;

                  (f)        comply with all material obligations which it
                        incurs pursuant to any contract or agreement, whether oral or written, express or implied, as such obligations become due to the extent to which the failure to so comply would reasonably be expected to have a Material Adverse Effect upon the Company, unless and except to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP) have been established on its books with respect thereto;

                  (g)        comply with all applicable laws, rules and
                        regulations of all governmental authorities, the violation of which would reasonably be expected to have a Material Adverse Effect on the Company;

                  (h)        use its best efforts to continue in force existing
                        insurance coverage or comparable insurance coverage, to the extent available on commercially reasonable terms; and

                  (i)        file when due all reports required to be filed by
                        it under the Exchange Act and the rules and regulations adopted by the SEC thereunder.

         Section 6.2         NEGATIVE COVENANTS. Except as contemplated hereby,
                        during the period from the date of this Agreement to the Expiration Date, neither the Company nor any of its Subsidiaries will, unless SDI gives its prior written approval (which shall not be unreasonably withheld, delayed or conditioned):

                  (a)        except as disclosed in the Company Disclosure
                        Letter, amend or otherwise change its certificate of incorporation or by-laws, as each such document is in effect on the date hereof;

                  (b)        except as disclosed in the Company Disclosure
                        Letter, incur any indebtedness for borrowed money or enter into any guaranty or other similar obligation with respect to the debts or other obligations of any other Person (other than the endorsement of instruments for collection in the ordinary course of business) or make any loan to or investment in any Person excepting (i) loans from the Company to its wholly-owned Subsidiaries,
                        (ii) guarantees by the Company of the obligations of its wholly-owned Subsidiaries, (iii) investments by the Company in its wholly owned Subsidiaries, and (iv) loans to, or guarantees on behalf of, the reservation and marketing funds or loans to franchisees in the ordinary course of business; provided that loans and guarantees pursuant to this clause (iv) shall be either committed as of the date hereof and disclosed in the Company Disclosure Letter or otherwise disclosed in writing to the Investors prior to the date hereof or, if not so committed and disclosed, shall not exceed $100,000 in any single transaction or $400,000 in the aggregate (less any development subsidies made after the date hereof pursuant to SECTION 6.2(j)) and shall have been approved by Michael A. Leven and Steven Romaniello;

                  (c)        except as disclosed in the Company Disclosure
                        Letter, directly or indirectly issue or sell, or authorize for issuance or sale or enter into any agreement providing for the issuance (contingent or otherwise) of, (i) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for equity securities, issued in connection with the issuance of equity securities or containing profit participation features), (ii) any equity securities (or any securities convertible into or exchangeable for any equity securities) other than the issuance of Shares pursuant to exercise of options existing as of the date hereof, and other than the issuance of shares of capital stock under existing agreements described in the Company Disclosure Letter, or (iii) any option or rights to acquire any equity securities, other than grants of options under existing commitments described on the Company Disclosure Letter and other options approved by Michael A. Leven and Steven Romaniello for grants to newly hired or newly promoted employees;

                  (d)        in the case of the Company and any wholly-owned
                        Subsidiary, declare, set aside, make or pay any dividend or other distribution with respect to its capital stock or directly or indirectly redeem, purchase or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any of the Company's or such wholly-owned Subsidiary's equity securities (including, without limitation, warrants, options and other rights to acquire equity securities) other than purchases of Shares pursuant to the Offer and repurchases of Shares from employees of the Company and its Subsidiaries upon termination of employment pursuant to arrangements heretofore entered into by the Company;

                  (e)        acquire (by merger, consolidation, or acquisition
                        of stock or assets) any significant corporation, limited liability company, partnership or other business organization or division thereof, merge or consolidate with any corporation, limited liability company, partnership, or other business organization, or enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                  (f)        except as disclosed in the Company Disclosure
                        Letter, pay or take any action with respect to any new grants of any severance, change of control, or termination pay other than in connection with the termination of the hotel management business pursuant to policies or agreements of the Company or any of its Subsidiaries in effect on the date hereof and other arrangements approved by Michael A. Leven and Steven Romaniello, and if the amount exceeds $1,000,000, the Investors;

                  (g)        except for salary increases or other employee
                        benefit arrangements consistent with the usual, regular and ordinary course of the Company's business prior to or on the date hereof, or heretofore described in writing to the Investors, adopt or amend any bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee;

                  (h)        make any material and substantive changes in the
                        fundamental business of the Company or its Subsidiaries as conducted on the date hereof, other than with respect to the Company's hotel management business;

                  (i)        except as disclosed in the Company Disclosure
                        Letter, incur or enter into any commitment to make any capital expenditure having a value to the Company or its Subsidiaries or cost of $25,000 or more in the aggregate;

                  (j)        except as disclosed in the Company Disclosure
                        Letter, enter into any development subsidy agreement or arrangement or any franchise or license agreement with "key man" provisions or terms and conditions at variance in any material respect from the Company's standard franchise/licensing agreements; provided that the Company may grant development subsidies not to exceed $100,000 in any single transaction or $400,000 in the aggregate (less any loans to franchisees after the date hereof pursuant to SECTION 6.2(b)) if such development subsidies are approved by Michael A. Leven or Steven Romaniello.

                  (k)        except as disclosed in the Company Disclosure
                        Letter, enter into any other agreement having a value to the Company or its Subsidiaries or cost of $50,000 or more in the aggregate except in the usual, regular and ordinary course of business;

                  (l)        except as disclosed in the Company Disclosure
                        Letter, sell, lease or otherwise dispose of, or permit any Subsidiary to sell, lease or otherwise dispose of, any material assets of the Company or its Subsidiaries in any transaction or series of related transactions or sell or permanently dispose of any of its or any Subsidiary's material Proprietary Rights, excepting settlements of claims for money due on terms and conditions that are approved by Michael A. Leven and Steven Romaniello; or

                  (m)        except as disclosed in the Company Disclosure
                        Letter, take any action, or fail to take any action, or cause or permit any Subsidiary to take or fail to take any action, which would result in the invalidity, abuse, misuse or unenforceability of its Proprietary Rights or which would infringe upon any rights of other Persons, which in any case, could reasonably be expected to have a Material Adverse Effect on the Company.

         Section 6.3         APPROVAL BY THE COMPANY'S STOCKHOLDERS. If
                        necessary to effect the Merger, the Company will take all reasonable action necessary in accordance with applicable law and its certificate of incorporation and by-laws to convene a meeting of stockholders (which may be the Company's annual meeting of stockholders) to consider and vote upon: (a) the approval and authorization of the Merger, and (b) such other matters as may be necessary or advisable to consummate the transactions contemplated by this Agreement. The approval by stockholders of all such matters is herein referred to as the "STOCKHOLDER APPROVAL". Unless the Board of Directors shall have recommended to stockholders or authorized or approved an Alternative Proposal, and subject to requirements of applicable law, the Board of Directors of the Company shall recommend Stockholder Approval and the Company shall take all reasonable lawful action to solicit such Stockholder Approval. The Company's proxy statement with respect to such meeting of stockholders, at the date thereof and at the date of such meeting, will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with information concerning furnished to the Company by any of the Investors specifically for use in the Company's proxy statement. At any such meeting of stockholders, SDI agrees to cause any and all of the Shares then owned by Newco, the Investors or their Affiliates to be voted in favor of the Merger.

         Section 6.4         FILINGS; OTHER ACTION. Subject to the terms and
                        conditions herein provided, the Company and the Investors shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the transactions contemplated by this Agreement; and (b) use their reasonable best efforts promptly to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. The Company shall, as promptly as reasonably practicable, take such actions as may be necessary or advisable in connection herewith under applicable state and federal laws relating to the regulation of franchising to amend or supplement its Uniform Franchise Offering Circulars (the "UFOCS"), PROVIDED that any and all amendments to the UFOCs shall be approved by the Investors before being filed.

         Section 6.5         ACCESS. Upon reasonable notice, the Company shall
                        (and shall cause each of its Subsidiaries to) afford the Investors' officers, employees, counsel, accountants and other authorized representatives access, during normal business hours throughout the period prior to the Closing Date, to all of its properties, books, contracts, commitments and records, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Investors (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as any of the Investors may reasonably request; provided that no investigation pursuant to this
                        Section 6.5 shall affect or be deemed to modify any representation or warranty made by the parties to this Agreement. All such information that may be made available to the Investors shall be subject to the existing confidentiality agreement by which the Investors are bound.

         Section 6.6         NOTIFICATION OF CERTAIN MATTERS.

                  (a)        The Company shall give prompt notice to the
                        Investors upon becoming aware of any breach or default of this Agreement by or on the part of the Company and any notice of, or other communication known to an executive officer of the Company relating to, a default or event which, with notice or lapse of time or both, would become a default under this Agreement subsequent to the date of this Agreement and prior to the Effective Time. The Company shall give prompt notice to the Investors of any notice or other communication from any Person alleging that the consent of any Person is or may be required in connection with the transactions contemplated by this Agreement.

                  (b)        The Investors shall give prompt notice to the
                        Company of any breach or default of this Agreement by or on the part of the Investors and any notice of, or other communication known to an executive officer of any member of the Investors relating to, a default or event which, with notice or lapse of time or both, would become a default under this Agreement subsequent to the date of this Agreement and prior to the Effective Time. The Investors shall give prompt notice to the Company of any notice or other communication from any Person alleging that the consent of any Person is or may be required in connection with the transactions contemplated by this Agreement.

         Section 6.7         PUBLICITY. The initial press release with respect
                        to the execution of this Agreement shall be a joint press release, and thereafter the Company and the Investors shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national market system or securities exchange with respect thereto.

         Section 6.8         REASONABLE EFFORTS. Each of the Investors and the
                        Company shall use all commercially reasonable efforts to cause to be satisfied all conditions to Newco's obligation to make the Offer and otherwise to consummate the transactions contemplated by this Agreement as expeditiously as reasonably possible.

         Section 6.9         OPTIONS; RESTRICTED STOCK. The Company will take
                        such actions as are necessary to cause to be vested (and no longer subject to forfeiture) immediately following the Expiration Date (but subject to the purchase of Shares in the Offer) all options outstanding under the Stock Option Plan and all Restricted Stock.

                                    ARTICLE 7
                         REPRESENTATIONS AND WARRANTIES

         Section 7.1         REPRESENTATIONS AND WARRANTIES OF INVESTORS. The
                        Investors jointly and severally represent and warrant to the Company that:

         (a) CORPORATE ORGANIZATION. SDI is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to so qualify or be in good standing either singly or in the aggregate would have a Material Adverse Effect on SDI. Newco is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to so qualify or be in good standing either singly or in the aggregate would have a Material Adverse Effect on Newco. HSA Properties is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to so qualify or be in good standing either singly or in the aggregate would have a Material Adverse Effect on HSA Properties. Each Investor has the corporate or other applicable power to carry on its respective businesses as it is now being conducted. Meridian is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is in good standing as a foreign entity in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to so qualify or be in good standing either singly or in the aggregate would have a Material Adverse Effect on Meridian.

         (b) CORPORATE AUTHORIZATION. Each of the Investors has taken all required corporate or partnership action, as applicable, to approve and adopt this Agreement and consummate the transactions hereunder, and this Agreement is a valid and binding agreement of each of the Investors, enforceable against them in accordance with its terms.

         (c) NO CONFLICTS. The execution and delivery of this Agreement by each of the Investors does not, and the consummation of the transactions contemplated hereby by each of the Investors will not, (i) violate or conflict with the certificate of incorporation or by-laws of SDI, Newco, or HSA Properties, or the certificate of limited partnership or limited partnership agreement of Meridian, or (ii) assuming compliance with the HSR Act, the Exchange Act and the rules and regulations thereunder, State Laws, and

                  Foreign Laws, constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of any of the Investors or to which any of the Investors is subject, which breach, violation or default would have a Material Adverse Effect on any of the Investors, or would prevent or materially and adversely affect the consummation of the transactions contemplated hereby.

         (d) COMPLIANCE WITH LAWS. Other than the filings pursuant to the HSR Act, the Exchange Act, State Laws, and Foreign Laws, there are no filings required to be made by the Investors, and there are no consents, approvals, permits or authorizations required to be obtained by the Investors, from governmental and regulatory authorities of the United States and the several states in connection with the execution and delivery of this Agreement by the Investors and the consummation of the transactions contemplated hereby by the Investors, other than such as may be required solely because the Company is a party to this Agreement and other than such which the failure to make or obtain would not, in the aggregate, have a Material Adverse Effect on the Investors, or would prevent or materially and adversely affect the consummation of the transactions contemplated hereby.

         (e) FINANCING. SDI has, and at the consummation of the Offer, Newco will have, the funds necessary to purchase the Shares pursuant to the Offer. Upon consummation of the Merger, SDI will, or will cause Newco, to provide the Surviving Corporation with the funds necessary to cancel the options under the Stock Option Plan and the Directors' Option Plan as provided in SECTION 2.5. SDI has, and at the Effective Time, Newco will have, the funds necessary to pay for Shares pursuant to the Merger.

         (f) SHAREHOLDER ARRANGEMENTS. The Investors have disclosed to the Company the terms of all arrangements entered into between any of the Investors or any of their Affiliates and Michael A. Leven, Neal K. Aronson and Steven Romaniello and have provided the Company with true and correct copies of all documents pertaining thereto.

         (g) ADVISORY FEE. None of the Investors nor any of their Affiliates nor any of their officers, directors, or employees, has employed any broker or finder or incurred any liability for any advisory fees, brokerage fees, commissions, or finder's fees in connection with this Agreement or the transactions contemplated hereby that could result in any liability to the Company or any of its Subsidiaries.

         (h) INTERIM OPERATIONS OF NEWCO. Newco was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations as contemplated hereby.

                  (i) INFORMATION SUPPLIED. None of the Offer Documents or any amendment or supplement thereto, at the respective time such documents are filed with the SEC or first published, sent or given to the Company's stockholders, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading except that no representations made by SDI or Newco with respect to information supplied by the Company specifically for inclusion in the Offer Documents. None of the information supplied or to be supplied by SDI or Newco for inclusion or incorporation by reference in the
         Schedule 14D-9 will, at the time such documents are filed with the SEC or distributed to the Company's stockholders, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Expiration Date either of SDI or Newco shall obtain knowledge of any facts with respect to itself, any of its officers and directors or any of its Subsidiaries that will require the supplement or amendment to the Offer Documents or the information supplied by SDI or Newco for inclusion or incorporation by reference in the Schedule 14D-9 in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or to comply with applicable laws, such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company, and in the event the Company shall advise SDI or Newco as to its obtaining knowledge of any facts that would make it necessary to supplement or amend any of the foregoing documents, SDI or Newco shall promptly amend or supplement such document as required and distribute the same to the Company's stockholders.

         Section 7.2         REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The
                        Company represents and warrants to the Investors that:

                  (a)        CORPORATE ORGANIZATION. Each of the Company and its
                        Significant Subsidiaries is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and is in good standing as a foreign corporation, partnership or limited liability company in each jurisdiction where the properties owned, leased or operated, or the business conducted by it require such qualification and where failure to so qualify or be in good standing would, either singly or in the aggregate, have a Material Adverse Effect on the Company. Each of the Company and its Significant Subsidiaries has the corporate, partnership or limited liability company power to carry on its respective businesses as they are now being conducted. Except as disclosed in the Company Disclosure Letter, each of the Company's Subsidiaries is wholly-owned by the Company. All issued and outstanding shares of capital stock of the Company's Significant Subsidiaries have been validly issued and are fully paid and nonassessable.

                  (b)        CAPITALIZATION. The authorized capital stock of the
                        Company consists of 36,000,000 shares of capital stock, of which (i) 35,000,000 shares are Common Stock, par value $0.01 per share (and which are herein referred to as the Shares), of which 30,000,000 are designated as Class A Common Stock and 5,000,000 are designated as Class B Common Stock and (ii) 1,000,000 shares are preferred stock, par value $0.01 per share. As of the close of business on June 30, 2000, there were 19,953,753 Shares issued and outstanding of which 17,245,834 are designated as Class A Common Stock and 2,707,919 are designated as Class B Common Stock. As of the same date, there were no shares of preferred stock issued and outstanding. All of the outstanding Shares have been validly issued and are fully paid and nonassessable. As of the date hereof, except as disclosed in the Company Disclosure Letter, the Company has no Shares reserved for issuance, except that, as of the close of business on June 30, 2000, there were 885,207 shares of Class A Common Stock reserved for issuance pursuant to unexercised options granted and currently outstanding under the Stock Option Plan and the Directors Option Plan and 2,707,919 shares of Class A Common Stock reserved for issuance upon conversion of the shares of Class B Common Stock. Except as set forth above or as disclosed in the Company Disclosure Letter and except for issuances permitted by SECTION 6.2(c) after the date hereof, there are no shares of capital stock of the Company authorized or outstanding, and there are no outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or any Subsidiary obligating the Company or any Subsidiary to issue any securities. Except as disclosed in the Company Disclosure Letter or the Company Reports and except for issuances permitted under
                        SECTION 6.2(c), since June 30, 2000, no Shares have been issued by the Company except pursuant to exercise of options under the Stock Option Plan.

                  (c)        CORPORATE AUTHORIZATION. Subject only to
                        Stockholder Approval, the Company has taken all required corporate action to authorize and adopt this Agreement and approve the transactions contemplated hereby including the Offer, and this Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms. The Board of Directors has (i) determined that the Offer is fair to holders of Shares (other than the Investors named herein), (ii) approved the making of the Offer and the Merger and (iii) resolved to recommend acceptance of the Offer by the holders of Shares.

                  (d)        SEC FILINGS. As of their respective dates, the
                        Company's press releases made after the date hereof and Quarterly Reports on Form 10-Q filed after the date hereof will not when made or filed, as applicable, contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they are made, not misleading. The Company Reports on Form 10-Q filed after the date of this Agreement, when filed, will comply in all material respects with all applicable requirements of the Exchange Act.

                  (e)        NO CONFLICTS. Except as disclosed in the Company
                        Disclosure Letter, the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby by the Company will not, (i) subject to Stockholder Approval, violate or conflict with the certificate of incorporation or by-laws of the Company, or (ii) assuming compliance with the HSR Act, the Exchange Act, State Laws and Foreign Laws, constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, to which the Company or any of its Subsidiaries is subject, or
                        (iii) constitute a breach or violation of, a default (or an event or condition which, with notice or lapse of time, or both, would constitute a default) under, permit the termination or change of, or cause or permit the acceleration of the maturity of, any agreement, indenture, mortgage, bond, note or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, which conflict, breach, violation, default, termination, change or acceleration would have a Material Adverse Effect on the Company. Except as disclosed in the Company Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not require the consent or approval of any other party to any agreement, indenture, mortgage, bond, note or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound where the failure to obtain any such consent or approval would have a Material Adverse Effect on the Company, or would prevent or materially and adversely affect the consummation of the transactions contemplated hereby.

                  (f)        COMPLIANCE WITH LAWS. Except as disclosed in the
                        Company Disclosure Letter, other than the filings pursuant to the HSR Act, the Exchange Act, State Laws and Foreign Laws, there are no filings required to be made by the Company with, and there are no consents, approvals, permits or authorizations required to be obtained by the Company from, governmental and regulatory authorities of the United States and the several states in connection with the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company, other than such as may be required solely because any Investor is a party to this Agreement and other than such which the failure to make or obtain would not, in the aggregate, have a Material Adverse Effect on the Company, or would prevent or materially and adversely affect the consummation of the transactions contemplated hereby.

                  (g)        PROPERTIES. The Company and its Subsidiaries own
                        all of their material assets reflected as owned by them on its balance sheet as of June 30, 2000 (except for assets consumed, sold or otherwise disposed of in the usual, regular and ordinary course of business), subject, in each case, to no Encumbrance, except as set forth in any report filed by the Company with the SEC on or prior to the date hereto (the "COMPANY SEC REPORTS") and excepting any Encumbrance the existence or enforcement of which could not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in the Company Disclosure Letter, the Company and its Subsidiaries own all of their material Proprietary Rights relating to the Microtel, Hawthorn and Best brands subject to no Encumbrance arising by express consent or agreement of the Company or its Affiliates. The Company and its Subsidiaries own all other material Proprietary Rights they purport to own, subject in each case to no Encumbrance excepting any Encumbrance that could not reasonably be expected to have a Material Adverse Effect on the Company. The material Proprietary Rights owned by the Company or its Subsidiaries include all Proprietary Rights the use of which is reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries as now conducted. To the knowledge of the Company and its Subsidiaries, the use by the Company and its Subsidiaries of all Proprietary Rights in the operation of the business of the Company and its Subsidiaries does not cause any infringement of the Proprietary Rights of others, and there are no claims against the Company or its Subsidiaries for such infringement except as disclosed in the Company Reports or the Company Disclosure Letter or except where such infringement could not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Affiliates is in breach or default of any agreement relating to the acquisition or license by the Company or its Affiliates of any material Proprietary Rights, nor has any event occurred nor does any condition exist that, but for the giving of notice or passage of time, or both, would constitute a breach or default thereunder except for any breach or default that could not reasonably be expected to have a Material Adverse Effect on the Company.

                  (h)        TAXES. Except as disclosed in the Company
                        Disclosure Letter, the Company and its Subsidiaries have duly filed, when due or within proper extensions of time, all federal, state, local and foreign income, sales, use, employment, excise, premium, value added and other tax returns and reports which are required to be filed by or on behalf of the Company and/or its Subsidiaries or with respect to the income, deductions and credits of the Company and its Subsidiaries, and have paid all taxes (including estimated payments thereof), interest and penalties, if any, shown on such returns, reports or notices. Neither the Company nor any of its Subsidiaries has entered into agreements with the Internal Revenue Service or other taxing authority to extend the period for the assessment and collection of federal income taxes payable with respect to the income, deductions and credits of the Company or its Subsidiaries for any period. Neither the Company nor any of its Subsidiaries has received any notice of deficiency or assessment with respect to any taxable year of the Company or its Subsidiaries that has not been paid or otherwise discharged or adequately reserved against. Except as disclosed in the Company Disclosure Letter, all federal, state, local and foreign income, sales, use, employment, excise, premium, value added and other taxes attributable to the income, business operations, or properties of the Company or its Subsidiaries for periods ending on or before December

                        31, 1999, have been paid or adequate provision therefor has been made on the Company Reports.

                  (i)        LITIGATION. Except as disclosed in the Company
                        Disclosure Letter, there are no judicial or administrative actions, suits or proceedings pending or, to the knowledge of the Company or its Subsidiaries, threatened that might reasonably be expected to result in a Material Adverse Effect on the Company. It is understood that the commencement of any legal proceeding or other action arising out or relating to this Agreement or the transactions contemplated hereby or the termination of the Recapitalization Agreement (including the disposition of any such proceeding or action other than a disposition that has resulted in an injunction that remains in effect) shall not constitute the breach of this or any other representation and warranty of the Company contained in this Agreement or result in the failure of any condition to the Offer or the Merger to be satisfied.

                  (j)        WELFARE AND BENEFIT PLANS. Each of the severance
                        pay, vacation, sick leave, fringe benefit, medical, dental, life insurance, disability or other welfare plans, savings, profit sharing or other retirement plans and all bonus or other incentive plans, contracts, arrangements or practices (collectively, excluding ordinary commissions and compensation paid to employees for their services, the "Plans") maintained or contributed to by the Company or its Affiliates and in which any one or more of the current or former employees of the Company or its Affiliates (including beneficiaries of employees or former employees) participates or is eligible to participate which is intended to be "qualified" within the meaning of section 401(a) of the Code and any trust maintained in connection with any of the Plans which trust is intended to be so exempt under section 501(a) of the Code has been determined by the IRS to be so qualified and exempt, as the case may be, and such determinations have not been modified, revoked or limited and nothing has occurred (or failed to occur) since the receipt of such determination letters that would adversely affect any such Plan's qualification or any such trust's exempt status. The Company neither maintains nor is obligated to provide benefits under any life, medical or health plan that provides benefits to retirees or other terminated employees other than (i) benefit continuation rights under COBRA, (ii) benefits under insured plans maintained by the Company provided in the event an employee is disabled at the time of termination of the employee's employment with the Company, and (iii) the conversion privileges provided under such insured plans. The Company does not maintain any unfunded deferred compensation arrangement with respect to any employee or former employee, which has not been properly accrued on the financial statements included in the Company SEC Reports. There are no current or former Plan Affiliates. Except as set forth on the Company Disclosure Letter or as otherwise contemplated by SECTION 6.9, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting of any payment, forgive any indebtedness, or increase the amount of any compensation due to any such employee or former employee, or (iii) give rise to the payment of any amount that would not be deductible pursuant to the terms of section 280G of the Code.

                  (k)        FRANCHISING MATTERS. Except as disclosed in the
                        Company Reports or the Company Disclosure Letter:

                        (i) There is no action, proceeding or investigation pending or, to the knowledge of the Company and its Subsidiaries (after reasonable investigation), threatened against or involving the Company or any of its Subsidiaries with any of its domestic or international franchisees and to the Company's and its Subsidiaries' knowledge (after reasonable investigation) there is no basis for any such action, proceeding or investigation except for actions, proceedings or investigations that could not reasonably be expected to have a Material Adverse Effect on the Company.

                        (ii) There are no pending or to the Company's and its
                  Subsidiaries' knowledge threatened causes of action by a franchisee or group of franchisees against the Company, its Affiliates, or their officers or directors except for actions, proceedings or investigations that could not reasonably be expected to have a Material Adverse Effect on the Company.

                        (iii) Neither the Company nor any of its Subsidiaries
                  is subject to any judgment, order or decree entered in any lawsuit or proceeding which has or may have an adverse effect on its rights and interest in its franchise agreements or its ability to assign those rights and interest.

                        (iv) There are not currently, nor have there ever
                  been any administrative actions, cease and desist orders or other administrative actions by any federal or state agency which regulates franchising that would have a Material Adverse Effect on the Company or which could materially and adversely affect the transactions contemplated by this Agreement.

                  (l)        EXISTING PERMITS AND VIOLATIONS OF LAW. No action
                        or proceeding is pending or, to the knowledge of the Company, threatened that is reasonably likely to result in a revocation, non-renewal, termination, suspension or other material impairment of any material permits of the Company or its Subsidiaries. No governmental entity has indicated in writing to any executive officer of the Company or any Subsidiary an intention to conduct an investigation or review with respect to the Company or any Subsidiary other than, in each case, those which would not have a Material Adverse Effect on the Company.

                  (m)        CHANGE OF CONTROL AGREEMENTS. Except as disclosed
                        in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the consummation of the transactions contemplated by this Agreement except as contemplated by
                        SECTION 6.9. Except as disclosed in the Company Disclosure Letter or as contemplated by SECTION 6.9, the transactions contemplated by this Agreement will not constitute a "change in control" under, require the consent from or the giving of notice to any third party pursuant to, or accelerate the vesting or lapse of repurchase rights under, any material contract to which the Company or any of its Subsidiaries is a party. Except as disclosed in the Company Disclosure Letter or as contemplated by SECTION 6.9, there are no amounts that will be payable by the Company to any officers of the Company (in their capacity as officers) as a result of the transactions contemplated by this Agreement other than in connection with the purchase of Shares pursuant to the Offer.

                  (n)        ADVISORY FEES. With the exception of a fee payable
                        to BAS in its capacity as financial advisor to the Company pursuant to a letter agreement that has been delivered to Investors, neither the Company nor any of its Subsidiaries nor any of their officers, directors, or employees, has employed any broker or finder or incurred any liability for any advisory fees, brokerage fees, commissions or finder's fees in connection with this Agreement or the transactions contemplated hereby

                  (o)        QUALIFICATIONS OF REPRESENTATIONS AND WARRANTIES.
                        Except for representations and warranties contained in Sections 7.2(m), 7.2(n), and the last sentence in 7.2(j), all representations and warranties of the Company contained in this Agreement shall be deemed qualified in all respects by all of the information provided prior to the date hereof to the Investors and their representatives as part of their due diligence examination of the Company. Any matter, fact or circumstance that has been so disclosed to Investors or their representatives shall be deemed to be incorporated into all appropriate sections of the Company Disclosure Letter.

                                    ARTICLE 8
                         INDEMNIFICATION AND INSURANCE.

         Section 8.1 CHARTER AND BYLAWS. After the Closing Date, the Investors will cause the certificate of incorporation and bylaws of the Surviving Corporation and each of its Subsidiaries to contain provisions with respect to indemnification no less favorable than those set forth in the certificate of incorporation and the bylaws of the Company and each of its Subsidiaries on the date hereof, which provisions shall not be amended, modified or otherwise repealed for a period of six years after the Closing Date in any manner that would adversely affect the rights thereunder as of the Closing Date of individuals who at the Closing Date were directors, officers, employees or agents of the Company or such Subsidiary, unless such modification is required after the Closing Date by law.

         Section 8.2 INDEMNITY. The Company shall, and the Investors, to the extent of the liability limit hereinafter provided, shall cause the Company (and the Surviving Corporation following the

Merger), to the fullest extent permitted under applicable law or under the Company's (or the Surviving Corporation's) or such Subsidiary's certificate of incorporation or bylaws or any indemnification agreement in effect as of the date hereof, to indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its Subsidiaries (collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including attorneys' fees and disbursements), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, or otherwise (a) arising out of or pertaining to the transactions contemplated by this Agreement (but excluding any matter to the extent involving an Indemnified Party in a capacity other than as a director, officer, employee or agent of the Company) including without limitation, the termination of the Recapitalization Agreement or (b) with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's or such Subsidiary's certificate of incorporation or bylaws or any applicable contract or agreement as currently in effect, in each case for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) and subject to the specific terms of any indemnification contract (except as provided in the Joint Defense Agreement insofar as it may affect the procedure for the determination of entitlement to indemnification),
(a) the Company (and after the Effective Time, the Surviving Corporation) shall pay the reasonable fees and expenses of any counsel retained by the Indemnified Parties, promptly after statements therefor are received and (b) the Company (and after the Effective Tie, the Surviving Corporation) shall cooperate in the defense of any such matter, provided that in the event that any claim or claims for indemnification are asserted or made within the foregoing six year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. Notwithstanding any contrary provision of this SECTION 8.2, the liability of the Investors to cause the Company (and after the Effective Time, the Surviving Corporation) and its Subsidiaries to indemnify and hold harmless their present and former directors, officers and employees shall be limited to the aggregate amount of cash and fair market value of property received by the Investors and their successors in interest as dividends or distributions from the Company (or the Surviving Corporation).

         Section 8.3 INSURANCE. In addition, the Company (and after the Effective Time, the Surviving Corporation), shall provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O INSURANCE") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that the Company shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much of such coverage as possible for such amount.

         Section 8.4 SURVIVAL. This ARTICLE 8 shall survive the consummation of the transactions contemplated by this Agreement at the Effective Time, is intended to benefit the Indemnified Parties, their heirs and representatives shall be binding on all successors and assigns of the Company (and after the Effective Time, the Surviving Corporation) and shall be enforceable by and may not be amended or modified without the written approval of the Indemnified Parties. If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or other entity and shall not be the continuing or surviving corporation or entity of the consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Article 8.

                                    ARTICLE 9
                                   TERMINATION

         Section 9.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Offer or the Merger may be abandoned at any time prior to the Effective Time, before or after any Stockholder Approval, by the mutual consent of SDI and the Company.

         Section 9.2 TERMINATION BY EITHER PARTY. This Agreement may be terminated and the Offer or the Merger may be terminated and abandoned by either SDI or the Company at any time prior to the Effective Time, before or after any Stockholder Approval, if (a) the purchase of Shares pursuant to the Offer shall not have become effective in accordance with the terms of the Offer to Purchase by December 31, 2000 (the "Termination Date"), or (b) the Offer shall have expired or shall have been terminated without the acceptance for purchase of any Shares pursuant thereto; provided that SDI shall not have the right to terminate this Agreement or the Offer pursuant to this clause if the termination or expiration of the Offer without the purchase of Shares shall have resulted from the failure of SDI or Newco to set forth any obligation of either of them contained in this Agreement.

         Section 9.3 TERMINATION BY INVESTORS. This Agreement may be terminated and the Offer or the Merger may be abandoned at any time (a) prior to the Expiration Date, by SDI if the Company shall have failed to comply in all respects with any of the covenants or agreements required by SECTION 6.1 and
SECTION 6.2 of this Agreement prior to the Expiration Date (without regard to materiality qualifications that may be contained in any such agreement or covenant or any exceptions for matters that would not reasonably be expected to have a Material Adverse Effect on the Company) except where the failure to so comply results from or results in an event or condition that could not reasonably be expected to have a Material Adverse Effect on the Company, (b) without limiting SDI's rights under clause (d) below, prior to the Expiration Date, by SDI if the Company shall have failed to comply in all material respects with all other material agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Expiration Date, (c) prior to the Closing Date, by SDI if the Board of Directors shall have recommended to stockholders or authorized or approved an Alternative Proposal or Superior Proposal, or (d) prior to the Closing Date, by SDI if the Company shall have failed to comply in all material respects with its covenants and agreements in SECTION 2.4(a).

         Section 9.4 TERMINATION BY THE COMPANY. This Agreement may be terminated at any time prior to the Closing Date, by the Company (a) if the Investors shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by the Investors prior to the Closing Date or (b) if the Board of Directors shall concurrently approve and the Company shall concurrently enter into a definitive agreement providing for the implementation of a Superior Proposal.

         Section 9.5 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and abandonment of the Offer or the Merger pursuant to SECTION 9.1, 9.2, 9.3 or 9.4, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party hereto, except as provided in SECTIONS 9.6, 10.1, 10.2 and 10.3 and except that nothing herein will relieve any party from liability for any breach of this Agreement.

         Section 9.6    LIQUIDATED DAMAGES.

                  (a) In the event that prior to consummation of the Offer SDI exercises any right to terminate this Agreement under SECTION 9.3 and abandon the Offer, the Company shall (without duplication of any amounts paid under Section 9.6(b)): (i) reimburse the Investors for their out-of-pocket expenses reasonably incurred in connection with the preparation and negotiation of the Recapitalization Agreement and the other agreements, documents, and instruments contemplated by the Recapitalization Agreement (including but not limited to the proxy statement and the offer to purchase) and their out-of-pocket expenses reasonably incurred in connection with investigating the Company and preparation and negotiation of this Agreement and the other agreements, documents, and instruments contemplated by this Agreement, not to exceed $1,500,000 in the aggregate; (ii) reimburse the Investors for legal expenses reasonably incurred in any litigation or proceeding seeking enforcement of this SECTION 9.6(A); and (iii) pay to the Investors interest accruing, from the second Business Day after any such demand for payment to the date such sum is paid, at the Applicable Rate.

                  (b) In the event the Board of Directors recommends to stockholders or authorizes or approves an Alternative Proposal or a Superior Proposal or the Company enters into a definitive agreement providing for the implementation of an Alternative Proposal or Superior Proposal, the Company shall (without duplication of any amounts paid under SECTION 9.6(a)): (i) pay to the Investors on demand, the sum of $3,000,000 to reimburse the Investors for the efforts they have made and will make, the risks they have undertaken and will undertake, and the expenses they have incurred and will incur in investigating the Company, negotiating the transaction, arranging financing, and otherwise preparing and making the Offer; (ii) reimburse the Investors for their out-of-pocket expenses reasonably incurred in connection with the preparation and negotiation of the Recapitalization Agreement and the other agreements, documents, and instruments contemplated by the Recapitalization Agreement (including but not limited to the proxy statement and the offer to purchase) and their out-of-pocket expenses reasonably incurred in connection with investigating the Company and preparation and negotiation of this Agreement and the other agreements, documents, and instruments contemplated by this Agreement, not to exceed $1,500,000 in the aggregate; (iii) reimburse the Investors for legal expenses reasonably incurred in any litigation or proceeding seeking enforcement of this SECTION 9.6(b); and (iv) pay to the Investors interest accruing, from the second Business Day after any such demand for payment to the date such sum is paid, at the Applicable Rate.

                                   ARTICLE 10
                                     RELEASE

         Section 10.1 TERMINATION OF THE RECAPITALIZATION AGREEMENT. SDI, Meridian, HSA and the Company, by mutual agreement hereby terminate the Recapitalization Agreement in accordance with SECTION 8.1 thereof.

         Section 10.2 COMPANY RELEASE. Effective upon the execution and delivery of this Agreement by each of the parties hereto, the Company for itself and its successors and assigns, irrevocably releases and discharges SDI, Meridian and HSA Properties and their respective directors, officers, stockholders, and partners, and their respective successors and assigns, from all agreements, liabilities, obligations, claims, and causes of action of any nature, whether known or unknown, under or in connection with the Recapitalization Agreement.

         Section 10.3 INVESTOR RELEASE. Effective upon the execution and delivery of this Agreement by each of the parties hereto, SDI, Meridian and HSA Properties, each for itself and its successors, assigns, stockholders, and partners, irrevocably releases and discharges the Company and its directors, officers, and stockholders, and their respective successors and assigns, from all agreements, liabilities, obligations, claims, and causes of action of any nature, whether known or unknown, arising under or in connection with the Recapitalization Agreement.

                                   ARTICLE 11
                            MISCELLANEOUS PROVISIONS

         Section 11.1        PAYMENT OF EXPENSES. Except as otherwise provided
                        by SECTION 9.6, whether or not the Offer shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Offer.

         Section 11.2        MODIFICATION OR AMENDMENT. At any time prior to the
                        Effective Time, the parties hereto may, by written agreement, make any modification or amendment of this Agreement approved by their respective boards of directors. This Agreement and the Exhibits hereto shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

         Section 11.3        WAIVER OF CONDITIONS; NON-SURVIVAL.

                  (a) The conditions to each of the parties' obligations to consummate the Offer and the Merger are for the sole benefit of such party and may be waived by such party by a written instrument, in whole or in part, to the extent permitted by applicable law (except for the Minimum Condition which may not be waived without the written consent of the Company).

                  (b) None of the representations or warranties in this Agreement, or in any instrument delivered pursuant to this Agreement, shall survive the Effective Time.

         Section 11.4        CAPTIONS. The Article, Section and paragraph
                        captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to modify or otherwise affect any of the provisions hereof.

         Section 11.5        GOVERNING LAW. This Agreement shall be governed by
                        and construed in accordance with the laws of the State of Delaware.

         Section 11.6        NOTICES. Any notice, request, instruction or other
                        document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, IF TO THE INVESTORS, addressed to SDI, Inc., at 200 West Madison Street, Suite 3800, Chicago, Illinois 60606,
                        Attention: Harold S. Handelsman (with a copy to Katten Muchin Zavis, 525 West Monroe Street, Chicago, Illinois 60661, Attention: David R. Shevitz and Bruce G. Wilson) AND IF TO THE COMPANY, addressed to the Company at 13 Corporate Square, Suite 250, Atlanta, Georgia 30329,
                        Attention: Stephen Aronson (with a copy to Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of America, New York, New York, 10019, Attention: Robert B. Schumer and Paul D. Ginsberg), or to such other persons or addresses as may be designated in writing by the party to receive such notice.

         Section 11.7        ENTIRE AGREEMENT. This Agreement, its Exhibits and
                        the Company Disclosure Letter constitute the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

         Section 11.8        ASSIGNMENT; BINDING EFFECT. Neither this Agreement,
                        nor any rights, obligations or interests hereunder, may be assigned by any party hereto, except with the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

         Section 11.9        THIRD PARTY BENEFICIARIES. This Agreement is
                        intended for the benefit of the parties hereto and their respective successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, unless specifically provided for herein. Notwithstanding the foregoing, holders of Restricted Stock and holders of the Company's stock options are express beneficiaries of SECTION 2.5,
                        SECTION 6.9 and the second sentence of SECTION 7.1(e) hereof.

         Section 11.10       COUNTERPARTS. For the convenience of the parties
                        hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

                           [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first written above.


                                      U.S. FRANCHISE SYSTEMS, INC.


                                      By:    /s/ Stephen D. Aronson
                                             ----------------------
                                      Name:  Stephen D. Aronson
                                             ----------------------
                                      Title: VP/General Counsel
                                             ----------------------


                                      SDI, INC.

                                      By:    /s/ H.S. Handelsman
                                             ----------------------
                                      Name:  H.S. Handelsman
                                             ----------------------
                                      Title:
                                             -------------------------


                                      USFS ACQUISITION CO.

                                      By:    /s/ H.S. Handelsman
                                             -------------------------
                                      Name:  H.S. Handelsman
                                             -------------------------
                                      Title:
                                             -------------------------


                                      MERIDIAN ASSOCIATES, L.P.

                                      By: Meridian Investments, Inc.
                                            Its General Partner

                                      By:    /s/ H.S. Handelsman
                                             -------------------------
                                      Name:  H.S. Handelsman
                                             -------------------------
                                      Title:
                                             -------------------------

                                      HSA PROPERTIES, INC.

                                      By:    /s/ H.S. Handelsman
                                             -------------------------
                                      Name:  H.S. Handelsman
                                             -------------------------
                                      Title:
                                             -------------------------

                            GLOSSARY OF DEFINED TERMS

         "Affiliate" of any particular Person means any other Person, entity or investment fund controlling, controlled by or under common control with such particular Person and any partner of such Person which is a partnership. "Affiliate" with respect to the Investors, HSA Properties, and Meridian, means, in addition to the foregoing, any and all of the lineal descendants of Nicholas
J. Pritzker, deceased, any and all trusts for their benefit or for the benefit of any of their spouses, and any Person owned or controlled by such lineal descendants or trusts.

         "Applicable Rate" means a fluctuating rate of interest corresponding to a rate per annum equal to 3.0 percent in excess of the prime rate reported from time to time in the WALL STREET JOURNAL.

         "Acquisition Proposal" means any proposal relating to a possible (i) merger, consolidation, tender or exchange offer, or similar transaction involving the Company or any of its Subsidiaries, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any material Proprietary Rights or any other assets of the Company or its Subsidiaries (other than the hotel management business) representing, in the aggregate, 75% or more of the assets of the Company or its Subsidiaries on a consolidated basis, (iii) acquisition of or issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) to any Person or group of Persons (as defined and as interpreted by the SEC for purposes of Section 13(d) of the Exchange Act and the rules thereunder) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 75% or more of the votes attached to the outstanding securities of the Company, (iv) liquidation, dissolution, or other similar type of transaction with respect to the Company,
(v) recapitalization of the Company whether or not similar, in whole or in part, to the transactions contemplated by this Agreement, or (vi) transaction which is substantially similar, in whole or in part, in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include the Offer or the Merger.

         "Alternative Proposal" means any Acquisition Proposal, other than a Superior Proposal, that, if consummated, would result in (i) a transaction that would give all stockholders of the Company the opportunity to receive cash and/or property for their Shares, which in the good faith judgment of the Board of Directors, taking into account all considerations materially relevant to such Acquisition Proposal such as conditions to closing and other contingencies, and based upon the written opinion of BAS or another nationally recognized financial advisor to the Board of Directors, would result in a transaction having a value to stockholders of the Company, from a financial point of view, in an amount per share greater than the Merger Consideration and (ii) written confirmation to the Investors, by the Company and the proponent of such transaction, of the Company's obligations under Section 9.6 of the Acquisition Agreement.

         "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "DGCL" means the General Corporation Law of the State of Delaware.

         "Directors' Option Plan" means the U.S. Franchise Systems, Inc. 1996 Stock Option Plan for Non-Employee Directors.

         "Dissenting Shares" means shares with respect to which the holders thereof have perfected their dissenters' rights in accordance with Section 262 of the DCGL.

         "Encumbrance" with respect to any property means any mortgage, pledge, lien, security interest, charge, encumbrance, conditional sale or title retention agreement, option or other claim affecting such property or its use or marketability.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" mean the Securities Exchange Act of 1934, as amended.

         "Foreign Laws" means the applicable laws and regulations of any foreign country.

         "GAAP" mean generally accepted accounting principles consistently applied from period to period.

         "HSR Act" means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the federal regulation promulgated thereunder.

         "Investors" means, collectively, SDI, Meridian, HSA Properties, and Newco.

         "Joint Defense Agreement" means the Joint Defense Agreement dated June ___, 2000, as amended by the Amendment to Joint Defense Agreement dated September ___, 2000, among the Company and directors of the Company.

         "Material Adverse Effect" with respect to any Person means a material adverse effect on the assets, financial condition, results of operations or cash flows, of such Person and its Subsidiaries, taken as a whole; provided, however, that a Material Adverse Effect shall not include (i) changes in general economic or financial or market conditions, including changes in the trading price of the Shares, (ii) changes in conditions or circumstances generally affecting the lodging or franchising industry, (iii) changes resulting from this Agreement or from the announcement of the transactions contemplated hereby, (iv) changes in reserves in connection with any receivables, (v) the writeoff or writedown of any of loans in the Company's loan portfolios, or (vi) the granting of royalty rebates or the reducing or forgiving of application fees, in the ordinary course of business consistent in nature and amount with past practice.

         "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "Proprietary Rights" means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data and documentation, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights, and (viii) copies and tangible embodiments thereof (in whatever form or medium).

         "Restricted Stock" means (i) the 123,805 shares of Class A Common Stock held by Michael Leven, and designated as Restricted Shares under the Amended and Restated Employee Stock Purchase Agreement between the Company and Michael Leven, entered into as of September 29, 1995, as amended effective October 24, 1996 (the "Leven Stock Purchase Agreement"), (ii) the 233,032 Restricted Shares held by Andrea Leven originally acquired under the Leven Employee Stock Purchase Agreement, (iii) 589,865 Restricted Shares held by Neal Aronson acquired under the Amended and Restated Employee Stock Purchase Agreement between the Company and Neal K. Aronson entered into as of September 29, 1995, as amended effective October 24, 1996 (the "Aronson Employee Stock Purchase Agreement"), and (iv) 424,615 Shares that have been reallocated to other members of management or transferred to members of Michael A. Leven's family, as set forth on the attached Schedule.

         "SEC" means the United States Securities and Exchange Commission.

         "Significant Subsidiary" means any significant subsidiary of the Company within the meaning of Regulation S-X under the Securities Exchange Act of 1934, as amended.

         "State Laws" mean the applicable laws and regulations of the several states of the United States of America or any political subdivision thereof.

         "Stockholder Litigation" means the complaint filed May 17, 2000 in the United States District Court for the Northern District of Georgia, Atlanta Division, Case No. 00-CV-1244, captioned FORREST P. GUNTER ON BEHALF OF HIMSELF AND ALL OTHERS SIMILARLY SITUATED VS. U.S. FRANCHISE SYSTEMS, INC., MICHAEL A. LEVEN, NEAL K. ARONSON, AND RICHARD GOLDSTEIN.

         "Stock Option Plan" means the Company's Amended and Restated 1996 Stock Option Plan.

         "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustee thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the membership, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity. For purposes of this Agreement, Best Reservation Corporation, an Illinois not-for-profit corporation, Microtel Reservations and Advertising Fund, Inc., a Georgia not-for-profit corporation and Hawthorn Reservations and Advertising Fund, Inc., a Georgia not-for-profit corporation, shall not be deemed to be Subsidiaries of the Company or any of its Subsidiaries.

         "Superior Proposal" means an Acquisition Proposal that, if consummated, would result in (i) a transaction that would give all stockholders of the Company the opportunity to receive cash for their Shares in an amount per share greater than the Merger Consideration and (ii) written confirmation to the Investors, by the Company and the proponent of such transaction, of the Company's obligations under Section 9.6 of the Acquisition Agreement.

                            RESTRICTED STOCK SCHEDULE



 Restricted                                            Number
   Stock                                             of Shares
   Holder                                               Held
------------                                         ---------
Steven Romaniello                                     40,333
David E Shaw, Sr.                                     26,887
Jonathan Leven                                        91,123
Robert Leven                                          91,123
Adam Leven                                            77,677
Debbie Campbell                                       20,166
Brad LeBlanc                                           3,360
Timothy Muir                                          33,613
Michael Muir                                          33,613
Eugene Welch                                           6,720
                                   Total:            424,615